Exhibit 10.2

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) dated as of January 15, 2011 (the “Effective Date”), is made by and between Inspired Builders, Inc., a Nevada corporation (the “Company”) and Mr. Brendan Powderly, the Chief Executive Officer of the Company (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive will have the duties and responsibilities as described in Section 1 of the Agreement during the period when the Executive is the Chief Executive Officer of the Company; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT AND TERM.

1.1 Position and Duties. During the Employment Term, the Executive shall serve as Chief Executive Officer of the Company. In this capacity the Executive shall:

(a)  have such duties and responsibilities as are consistent with such office, including, without limitation: (i) Over all business of the company, (ii) representation of the Company on a variety of issues to customers, suppliers, investors and the general community, and (iii) as otherwise may be prescribed from time to time by the Board of Directors of the Company, within the customary requirements of this position. The Executive shall be the highest ranking officer of the Company and shall report only to the Board of Directors.

(b)  perform and discharge his duties and responsibilities well and faithfully and in accordance with the terms and conditions of this Agreement and national laws and regulations, and rules, regulations, labor disciplines, work criterion and professional ethical codes stipulated by the Company, and shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

(c)  serve as a member of the Company’s Board of Directors. The Company agrees to  nominate the Executive to be a director of the Company at each election of directors of the Company held during the Employment Term, and to recommend to the shareholders of the Company to vote their shares in favor of the election of the Executive as a director of the Company at all such meetings. The Executive agrees to serve as a director of the Company for no additional consideration, except as may be provided to all directors generally.

1.2  Employment Term.  Except for earlier termination as provided in Section 5, the Executive’s employment under this Agreement shall be for one (1) year starting on January 1, 2011 and ending on December 31, 2011 (the “Initial Term”). At the expiration of the Initial Term, the employment shall automatically be extended, without any action on the part of the Company or the Executive, for additional periods of one (1) year (the “Additional Term”), unless either of the Parties elects not to extend this Agreement with a written notice at least sixty (60) days prior to the expiration of the Initial Term.  The Initial Term and any Additional Term shall be referred to herein as the “Employment Term.”

2. COMPENSATION.

2.1 Base Salary. In consideration of the services to be rendered as provided in Section 1 and during the Employment Term that Executive serves for the Company, the Company hereby agrees to pay the Executive a minimum annual salary of Fifty Thousand Dollars ($50,000) (the “Base Salary”), payable in equal monthly installments in accordance with the usual practice of the Company.  The Executive’s Base Salary shall be increased from time to time at the discretion of the Board of Directors, excluding the Executive in the capacity as a Director.

2.2 Bonus.  In addition to the Base Salary, the Executive may receive a performance bonus equal to Fifty Percent (50%) of the Company’s net income at the end of the Company’s fiscal year, provided that the revenue of the Company is One Hundred Thousand Dollars ($100,000.00) for the year 2010. Notwithstanding anything to the contrary, the Executive’s bonus shall not exceed Fifty Thousand Dollars ($50,000.00).

2.3 Benefits. In consideration of the services to be rendered as provided in Section 1 and during the term that Executive serves for the Company, the Company hereby agrees to provide the Executive with any and all other Executive or fringe benefits in accordance with their terms and conditions which the Company makes available for its other executives.

3. VACATION. The Executive shall be entitled to fifteen (15) days of paid vacation during each full calendar year of the Employment Period (and a pro rata portion of any period of the Employment Term which is less than a full calendar year), provided that no single vacation may exceed one consecutive week in duration. Unused vacation may not be carried over to successive years.

4. BUSINESS EXPENSES.  During the Employment Term, the Company shall pay or reimburse the Executive for all reasonable and necessary travel (at business class level for international flights), lodging and other business expenses actually incurred in the performance of the duties hereunder and in accordance with the Company’s expense reimbursement policy applicable to senior executives from time to time in effect, upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

5. EARLY TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

5.1  Death.  The death of the Executive herein.

5.2 Disability.  The fifteen (15th) day following a written notice of termination by the Company to the Executive due to Disability. For purposes of this Agreement, “Disability” shall mean an inability by the Executive to perform a substantial portion of the Executive’s duties hereunder by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty five (365) days, as determined by the Board of Directors in its good faith judgment.

5.3 With Cause.  Immediately upon written notice of termination by the Company to the Executive for Cause. “Cause”, as used herein, shall mean (a) the commission of a felony, or a crime involving moral turpitude, or the commission of any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company; (b) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute; (c) substantial and repeated failure to perform duties as reasonably directed by the Board of Directors; (d) negligence or willful misconduct with respect to the Company or any of its affiliates; or (e) any material misrepresentation by the Executive under this Agreement; provided , however , that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such Good Cause, as applicable, and such factors shall not have been cured by the Executive within ten (10) days after such notice or such longer period as may reasonably be necessary to accomplish the cure.

5.4 Without Cause.  The thirtieth (30th) day following a written notice of termination without Cause by the Company to the Executive, other than for Disability of the Executive.  The Company may also terminate this Agreement for cause at any time in the event of the failure of the Executive to perform duties assigned by the Company in a correct, timely and expeditious manner or in the event of material violation by the Executive of any term or condition of this Agreement.

5.5 Resignation by the Executive for Good Reason. The thirtieth (30th) day following a written notice of resignation for Good Reason (as defined hereunder) by the Executive to the Company, specifying the particulars of the circumstances forming the basis for such Good Reason. "Good Reason" shall mean the occurrence of any of the following events:

(a) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) a material breach by the Company of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within thirty (30) days after such notice or such longer period as may reasonably be necessary to accomplish the cure;

(c) the Company requiring the Executive to be based at any location other than within fifty (50) miles of the Company's current executive office location, except for requirements of travel on behalf of the Company's business; and

(d) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

5.6 Voluntary Resignation by the Executive. The thirtieth (30th) day following a written notice of voluntary resignation by the Executive to the Company.

6. CONSEQUENCES OF TERMINATION.

6.1 Termination without Cause or Resignation by the Executive for Good Reason.  Upon the termination of the Employment Term by the Company without Cause or Resignation by the Executive for Good Reason, the Company shall pay the Executive, at the rate(s) which would otherwise have been in effect pursuant to Section 2 herein:

(a) the Base Salary otherwise payable to the Executive for the period of two (2) months; and

(b) any Base Salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination.

6.2 Termination for Death, Disability, with Causes or Voluntary Resignation. Upon termination of the Executive's employment upon his death pursuant to Section 5.1, as a result of his Disability pursuant to Section 5.2, for Cause pursuant to Section 5.3, or as a result of the voluntary resignation of the Executive pursuant to Section 5.6, the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

7. NO ASSIGNMENT.  This Agreement is personal to each of the Parties.  Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Brendan Powderly
Chief Executive Officer
Inspired Builders, Inc.
288 North Street
Georgetown, MA 01833

If to the Company:

Brendan Powderly
Chief Executive Officer
Inspired Builders, Inc.
288 North Street
Georgetown, MA 01833

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

10. SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

11. COUNTERPARTS.  This Agreement may be executed in three counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12. GOVERNING LAW.  This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of Nevada, without regard to the conflicts of laws rules thereof.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14. WAIVER AND AMENDMENT.  No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board of Directors. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

16. AUTHORITY AND NON-CONTRAVENTION.  The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

17. INDEMNIFICATION. The Company hereby agrees to indemnify and hold harmless the executive to the full extent  permitted by the Nevada Revised Statutes, and other relevant statutes. The Company agrees to advance to the Executive, as and when incurred by the Executive, all costs and expenses arising from any claim as to which the Company is providing indemnification hereunder.

18. INSURANCE. The Company may, for its own benefit, in its sole discretion, maintain “key-man” life and disability insurance policies covering the Executive. The Executive shall cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company’s obtaining and maintaining such policies.

19. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by Arbitration by and in accordance with the Commercial Rules of the American Arbitration Association then in effect in accordance with the laws of the State of Nevada, and the judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having competent jurisdiction thereof. The award of the Arbitrator shall be final, non-appealable and binding upon the parties hereto and their respective successors and permitted assigns.

20.  NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INSPIRED BUILDERS, INC.

By:
Title:

EXECUTIVE

/s/
By:	Brendan Powderly